Exhibit 23.4

Principals

P. A. Welch P. Eng.	G. M. Heath P. Eng.
B. H. Emslie P. Eng.	R. F. Ott P. Geol.
C. B. Kowalski P. Eng.	B. J. Wurster P.Eng.

February 15, 2007

We hereby consent to references to our firm relating to the evaluation and or audit of certain oil and gas properties of Nexen Inc. (the “Company”) contained in the section entitled “Oil and Gas Accounting – Reserves Determination” within “Critical Accounting Estimates” as set out in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Sincerely,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ P. A. Welch
P. A. Welch, P. Eng.
President & Managing Director

2200, Bow Valley Square 3, 255 – 5 Avenue SW, Calgary AB T2P 3G6   Tel: (403) 262-5506  Fax: (403) 233-2744  www.mcdan.com